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                                                                    Exhibit 10.1



                              EMPLOYMENT AGREEMENT


                  AGREEMENT by and between Anadarko Petroleum Corporation, a Delaware corporation (the "Company") and George Lindahl III ("Executive") dated as of the 19th day of May, 2000.

                  The Company has determined that it is in the best interests of the Company and its shareholders to assure that Union Pacific Resources Group Inc., a Utah corporation ("UPR") will have the continued dedication of Executive pending the merger of the Company, Dakota Merger Corp. and UPR (the "Merger") pursuant to the Agreement and Plan of Merger dated as of April 2, 2000 (the "Merger Agreement") and to provide the surviving corporation after the Merger with continuity of management. Therefore, in order to accomplish these objectives, the Company and Executive desire to enter into this Agreement.

                  NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Effective Date. The "Effective Date" shall mean the effective date of the Merger.

2. Employment Period. The Company hereby agrees to employ Executive, and Executive hereby agrees to enter into the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary thereof (such period, the "Employment Period").

3. Terms of Employment. (a) Position and Duties. (i) During the Employment Period, Executive shall serve as the sole Vice Chairman of the Company, reporting directly to the Chief Executive Officer of the Company, with such authority, duties and responsibilities as are commensurate with such position and as may be consistent with such position, which shall include, but not be limited to, primary responsibility for: (A) operations in Canada and Latin America; (B) business/corporate development (including mergers, acquisitions and dispositions); and (C) merger transition and integration of UPR with and into the Company. During the Employment Period, Executive shall also serve as a member of the Board of Directors of the Company (the "Board"). Executive's services hereunder shall be performed in Houston, Texas.

                  (ii) During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote substantially all of Executive's attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to Executive hereunder, to use Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not
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after be deemed to interfere with the performance of Executive's responsibilities to the Company.

             (b) Compensation. (i) Base Salary and Guaranteed Annual Compensation. During the Employment Period, Executive shall receive an annual base salary ("Annual Base Salary") of $800,000. The Base Salary shall be paid to Executive in accordance with the Company's usual payroll practices.

                  (ii) Annual Bonus. During the Employment Period, Executive shall be eligible to receive an annual cash bonus ("Annual Bonus") on the same basis as the most senior executives of the Company other than the Chief Executive Officer ("Peer Executives").

                  (iii) Guaranteed Annual Compensation. During the Employment Period, the sum of the Annual Base Salary and the Annual Bonus that Executive shall receive per year will be at least $1,500,000 (the "Guaranteed Annual Compensation").

                  (iv) Incentive Awards. On the Effective Date, the Company shall grant Executive (A) 125,000 shares of restricted common stock of the Company (the "Restricted Shares"), (B) 125,000 shares of unrestricted common stock of the Company, and (C) an option to acquire 500,000 shares of the common stock of the Company (the "Option"), in each case pursuant to the terms of the Company's stock incentive plans. The Option will have an exercise price per share equal to the fair market value of the stock subject thereto on the date of grant (as determined under the terms of the Company's stock incentive plan). The Option shall remain exercisable until the seventh anniversary of the date of grant. Except as otherwise provided herein, the Option shall vest, and restrictions on the Restricted Shares shall lapse, in three equal installments on the last day of the first, second, and third years of the Employment Period.

                  (v) Retirement Benefits. (A) Upon termination of employment for any reason, Executive shall be entitled to a retirement benefit calculated in accordance with the Company Retirement Restoration Plan (the "Restoration Plan") calculated as if Executive terminated employment at age 57 with 17 years of credited service and a minimum final average pay of $1,500,000. This Restoration Plan benefit will be in the form of a single life annuity and shall not be less than $359,222 per year (before offsets for other qualified or nonqualified plans pursuant to this Section 3(b)(v)(A)). The Restoration Plan benefit shall then be reduced by any annuity amounts otherwise payable to Executive based on his actual age at termination pursuant to (1) any other qualified retirement plans of UPR or the Company, (2) the Supplemental Pension Plan for Exempt Salaried Employees of Union Pacific Resources Company and Affiliates (including any annuity contracts previously secured to provide for a portion of such benefit) and (3) any other nonqualified retirement plan of UPR or the Company (each UPR Plan as in effect immediately prior to the Effective
Date) (such reduced benefit, the "Net Retirement Benefit"). Executive may elect within a reasonable period of time, as determined by the Company, following his Date of Termination (as defined below) to take this Net Retirement Benefit in the form of an annuity or an actuarially equivalent lump sum payment upon termination, or, to the extent agreed to by Executive and the Company, commencement of such distribution may be deferred pursuant to an agreement entered into by Executive and the Company prior to Executive's termination of employment. The amount of such annuity or lump sum payment(s) shall be determined based on the methods used for calculating such amounts under the Company's qualified plan in effect as


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of the Date of Termination and based on Executive's actual age at termination. A sample calculation assuming termination at age 55, age 56 and age 57 is provided in the attached schedule. The parties agree and acknowledge that Executive has relied on the methodology set forth in such calculations in entering into this Agreement.

                                    (B) Upon termination of employment for any
reason, Executive shall also become eligible for lifetime retiree medical coverage for Executive and Executive's then-current spouse commencing as of the Date of Termination and such retiree medical coverage shall be in accordance with that provided to Peer Executives under the Company's retiree medical plan.

                  (vi) Other Employee Benefit Plans. During the Employment Period, except as otherwise expressly provided herein, Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs of the Company on a basis no less favorable to Executive, in the aggregate, than the benefits provided generally to Peer Executives.

                  (vii) Expenses. During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by Executive in accordance with the Company's usual policies and practices generally applicable to Peer Executives.

                  (viii) Fringe Benefits. During the Employment Period, Executive shall receive fringe benefits no less favorable than those provided generally to Peer Executives.

                  (ix) Relocation. During the Employment Period, Executive shall receive relocation benefits no less favorable than those provided generally to Peer Executives; provided, however, that if Executive relocates at the Company's request prior to the commencement of the Employment Period, such relocation benefits shall be applicable to expenses incurred in such relocation.

                  (x) Vacation. During the Employment Period, Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company and its affiliated companies, on a basis no less favorable than that applicable generally to Peer Executives.

         4. Termination of Employment. (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Employment Period. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of Executive from Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physi-


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cal illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive's legal representative.

         (b) Cause. The Company may terminate Executive's employment during the Employment Period for Cause or other than for Cause. For purposes of this Agreement, "Cause" shall mean:

                  (i) the willful continued failure of Executive to perform substantially Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer believes that Executive has not substantially performed Executive's duties, or

                  (ii) the willful engaging by Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

                  (iii) conviction of a felony or a guilty or nolo contendere plea by Executive with respect thereto.

         (c) Good Reason. Executive's employment may be terminated by Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of a written consent of Executive:

                  (i) the assignment to Executive of any duties inconsistent in any respect with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a) of this Agreement, or any other action by the Company which, in Executive's reasonable judgment, results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                  (ii) any failure by the Company to comply with any of the provisions of Section 3(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

                  (iii) the Company's requiring Executive to be based at any office or location more than 25 miles from that provided in Section 3(a)(i) hereof;

                  (iv) any purported termination by the Company of Executive's employment otherwise than as expressly permitted by this Agreement; or

                  (v) any failure by the Company to comply with and satisfy
Section 10(c) of this Agreement.

For purposes of this Section 4(c), any good faith determination of "Good Reason" made by Executive shall be conclusive.


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         (d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

         (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies Executive of such termination, and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

         5. Obligations of the Company Upon Termination. (a) Good Reason; Other Than for Cause; Death or Disability. If, during the Employment Period, the Company shall terminate Executive's employment other than for Cause, including by reason of Executive's Disability, or Executive shall terminate employment for Good Reason or by reason of death, this Agreement shall terminate without further obligations to Executive other than as follows:

                  (i) the Company shall pay to Executive (or Executive's estate or legal representative) in a lump sum in cash within 30 days after the Date of Termination the amount equal to the unpaid balance of Executive's Guaranteed Annual Compensation for the year in which Executive's Date of Termination occurs and Executive's Guaranteed Annual Compensation for each remaining year, if any, of the Employment Period; (ii) the Option shall vest immediately and shall remain exercisable for the balance of the Employment Period, but in no event for less than three years following the Date of Termination;

                  (iii) any restrictions on (A) the Restricted Shares, and (B) any restricted shares granted to Executive by UPR and converted into restricted shares of Company stock in the Merger, shall lapse immediately;

                  (iv) any unvested options granted to Executive by UPR and converted into options on Company stock in the Merger shall vest in full;

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                  (v) to the extent not theretofore paid or provided, the
Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits"); and

                  (vi) the Retirement Benefit shall become payable.

         (b) Cause; Other than for Good Reason. If Executive's employment shall be terminated for Cause or Executive terminates Executive's employment without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to Executive other than the obligation to pay or provide to Executive (i) the Annual Base Salary through the Date of Termination, (ii) the earned Annual Bonus for the previous year, if any, (iii) the Retirement Benefit, and (iv) Other Benefits, in each case to the extent theretofore unpaid.

         6. Certain Covenants. (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company and its affiliated companies during the Employment Period and thereafter all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that Executive obtains during Executive's employment by the Company or any of its affiliated companies (including his prior employment with UPR) and that is not public knowledge (other than as a result of Executive's violation of this Section 6(a)) ("Confidential Information"). For the purposes of this Section 6(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. Executive shall not communicate, divulge or disseminate Confidential Information at any time during or after Executive's employment with the Company or any its affiliated companies, except with the prior written consent of the Company, or such affiliate, as applicable, or as otherwise required by law or legal process.

                  (b) Noncompetition and Nonsolicitation. During the Employment Period and for the shorter of (x) one year following the Date of Termination, or
(y) the period ending on the third anniversary of the Effective Date, Executive shall not: (i) engage, anywhere within the geographical areas in which the Company or any of its affiliated companies is then conducting its business operations, directly or indirectly, alone, in association with, or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business (a "Competitive Business") that competes with any business then being conducted by the Company or such affiliate; (ii) solicit or encourage any individual who is an officer, employee or consultant of the Company or any of its affiliated companies to leave the employ of the Company or its affiliated companies; or (iii) solicit, divert or take away, the business or patronage of any of the customers or accounts, or prospective customers or accounts, of the Company or any affiliate, which were contacted, solicited or served by Executive while employed by the Company or UPR; provided, however, that nothing herein shall prohibit Executive from owning a maximum of two percent (2%) of the outstanding stock of any publicly traded corporation.


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         (c) In the event of a breach or threatened breach of this Section 6,
Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach. Executive acknowledges that damages would be inadequate and insufficient.

         7. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

         8. No Mitigation; Legal Fees. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

         9. Certain Additional Payments by the Company.

         (a) Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company or any of its affiliated companies to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 9(c), all determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the

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amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP or such other certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to Executive within five days of (i) the later of the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 9(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

         (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                  (i) give the Company any information reasonably requested by the Company relating to such claim,

                  (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                  (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                  (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and


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payment of costs and expenses. Without limitation on the foregoing provisions of this Section 9(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (d) If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of Section 9(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 9(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         10. Successors. (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

         (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

         (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.


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         11. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

         (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to Executive:          George Lindahl III
                                            c/o Anadarko Petroleum Corporation
                                            17001 Northchase Drive
                                            Houston, TX 77060-2141


                  If to the Company:        Anadarko Petroleum Corporation
                                            17001 Northchase Drive
                                            Houston, TX  77060-2141

                                            Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

         (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

         (d) The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

         (e) Executive's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Executive or the Company may have hereunder, including, without limitation, the right of Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

         (f) From and after the Effective Date, subject to Section 12 and except as otherwise specifically provided herein, this Agreement shall supersede any other employment, severance or change of control agreement, arrangement, or understanding, whether written or oral, between the parties and between Executive and UPR, including, without limitation, the Agreement dated October 21, 1999 by and between UPR and Executive.

         (g) This Agreement shall be void and of no further force or effect if the Merger is not consummated or upon termination of the Merger Agreement.


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         12. Change of Control. Executive shall be provided the Key Employee
Change of Control Contract of the Company that is provided to Peer Executives. Such Key Employee Change of Control Contract shall be applicable solely upon a Change of Control subsequent to the Merger (as such term is defined therein). In the event Executive's employment terminates during the Employment Period following a Change of Control of the Company subsequent to the Merger, Executive may elect to receive severance and retirement benefits under the terms of either this Employment Agreement or the Key Employee Change of Control Contract, but not under both Agreements.



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                  IN WITNESS WHEREOF, Executive has hereunto set Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.



                                       /s/ George Lindahl III
                                       -----------------------------------------
                                       George Lindahl III


                                       ANADARKO PETROLEUM CORPORATION

                                       By   /s/ Robert J. Allison, Jr.
                                            ------------------------------------
                                            Name:  Robert J. Allison, Jr.
                                            Date:  May 19, 2000



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